Exhibit 99.1            Press Release dated May 1, 2001

For More Information:                                     For Immediate Release:
Peter G. Humphrey                                                    May 1, 2001
         President and Chief Executive Officer

716-786-1101

      FINANCIAL INSTITUTIONS, INC. AND BATH NATIONAL CORPORATION COMPLETE
                                     MERGER

WARSAW, N.Y. -- Financial Institutions, Inc. (NASDAQ:FISI) today announced the completion of its acquisition of Bath National Corporation and its banking subsidiary Bath National Bank.

Bath National Bank (BNB) will continue to operate as an independently managed community bank while enjoying the benefits of being a subsidiary of Financial Institutions, Inc. (FII). Douglas L. McCabe, President and CEO of BNB said, "We are pleased and proud to become FII's fifth banking subsidiary. FII's long standing commitment to its customers and the communities it serves matches perfectly with BNB's mission. We are excited about the additional products and services we will now be able bring to our customers as a result of our relationship with FII."

Peter G. Humphrey, President and CEO of FII said, "BNB is a very nice strategic fit, allowing us to expand into contiguous markets which present a wealth of opportunities. BNB gives FII the number one market share in Steuben County along with an increased presence in the southern Finger Lakes region."

FII acquired BNB for $48.00 per share in a transaction valued at $62.6 million. The merger was accounted for as a purchase transaction.

Financial Institutions, Inc. has total assets of $1.6 billion and is the parent company of Wyoming County Bank, The National Bank of Geneva, Bath National Bank, The Pavilion State Bank, and First Tier Bank and Trust. The five banks provide a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of 43 offices and 53 ATMs in Western and Central New York State. Financial Institutions, Inc. is also the parent company of The FI Group, Inc., a brokerage subsidiary. More information about Financial Institutions, Inc. is available at the Company's web site: www.fiiwarsaw.com.